EXHIBIT 99.1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A Common Stock, par value $0.0001 per share, of Blue Owl Capital Inc. (this “Agreement”), is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: September 30, 2021

Koch Companies Defined Benefit Master Trust

	By:	Koch Industries, Inc.
Its Sponsor

	By:	/s/ Randall A. Bushman
	Name:	Randall A. Bushman
	Title:	Vice President – Pension Management

Koch Industries, Inc.

	By:	/s/ Raffaele G. Fazio
	Name:	Raffaele G. Fazio
	Title:	Assistant Secretary